Exhibit 99.1

401 N Cattlemen Rd., Suite 200, Sarasota, FL

June 4, 2024

Adena T. Friedman
Chair and Chief Executive Officer
Nasdaq, Inc.
Via Electronic Mail

Dear Ms. Friedman,

I write to follow up my letter of April 18, 2024, concerning the potential manipulation of the stock of Trump Media & Technology Group Corp. (“TMTG”), which trades on the Nasdaq Stock Exchange under the ticker “DJT.”

In my previous letter, I explained the serious anomalies surrounding the trading of DJT stock. I also described DJT’s constant appearance on the Nasdaq Reg SHO Threshold List since April 2, 2024, which results from persistent failures to deliver (FTDs) of DJT. These are all strong indicators that DJT may be subject to illegal “naked” short selling.

I write today to inform you that these acute anomalies appear to be growing even more severe. New data from the Securities and Exchange Commission for May 1-15 reveal that FTDs for DJT remain shockingly high. FTDs exceeded one million shares on seven of the ten trading days covered by the data, and on three of those days—May 2, May 3, and May 6—they exceeded two million shares.

In light of this information, it’s unsurprising that as of today, DJT still appears on the Nasdaq Reg SHO Threshold List.

In order to determine if sophisticated investors—either individuals or financial institutions—are engaging in illegal naked short selling of DJT stock, I have requested that Congress encourage the Financial Industry Regulatory Authority (“FINRA”) to issue Electronic Blue Sheet (“EBS”) requests pertaining to April 29, April 30, May 1, May 2, May 3, May 6, May 30, May 31, and June 3, 2024. Recipients of these requests should include the following financial firms:

•	Citadel Securities
•	VIRTU Americas
•	G1 Execution Services,
•	Jane Street Capital
•	Apex Clearing
•	Clear Street
•	Cobra Trading
•	Cowen and Company
•	Curvature Securities
•	StoneX Securities
•	TradePro
•	UBS
•	Velocity Clearing

In furtherance of these requests, I ask Nasdaq to fulsomely cooperate with any and all congressional or other investigations into these firms—including by promptly providing responsive data within Nasdaq’s possession.

DJT stock is held by more than 620,000 shareholders, the vast majority of whom are everyday retail investors. A thorough inquiry into the anomalies of DJT stock trading would help protect these shareholders from any market manipulations and defend them against possible illegal practices by Wall Street insiders. As always, I am ready and willing to assist your efforts in any way possible.

Sincerely,

Devin Nunes
CEO, Trump Media & Technology Group Corp.